As filed with the Securities and Exchange Commission on August 26, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1409613
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois	60601
(Address of principal executive offices)	(Zip Code)

Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan

Envestnet, Inc. 2010 Long-Term Incentive Plan

(Full title of the plans)

Copy to:

Shelly O’Brien	Edward S. Best
General Counsel	Diego A. Rotsztain
Envestnet, Inc.	Mayer Brown LLP
35 East Wacker Drive, Suite 2400	71 South Wacker Drive
Chicago, Illinois 60601	Chicago, Illinois 60606
(312) 827-2800	(312) 782-0600
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.005 per share (“Common Stock”):
Reserved for issuance pursuant to the Envestnet, Inc. 2010 Long-Term Incentive Plan	2,733,832(2)	$9.96(3)	$27,228,967(3)	$1,942(3)
Issuable upon exercise of outstanding options and for other awards of Common Stock awarded under the Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan	5,080,758(4)	$7.60(5)	$38,613,761(5)	$2,754(5)
TOTAL:	7,814,590		$65,842,728	$4,696

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate amount of any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Shares of Common Stock reserved for issuance under the Envestnet, Inc. 2010 Long-Term Incentive Plan (the “2010 Plan”) consist of (a) (i) 2,700,000 shares of Common Stock initially available for grant under the 2010 Plan plus (ii) 33,832 shares of Common Stock that are represented by awards granted under the Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan (the “2004 Plan”) that were forfeited, expired or canceled as of the date of this Registration Statement without delivery of shares of Common Stock to the plan participant or which resulted in the forfeiture of the shares of Common Stock back to the Registrant to the extent that such shares would have been added back to the reserve under the terms of the 2004 Plan. To the extent currently outstanding awards under the 2004 Plan are forfeited, expire or are canceled after the date of this Registration Statement without delivery of shares of Common Stock to the plan participant or which result in the forfeiture of the shares of Common Stock back to the Registrant, the shares of Common Stock subject to such awards will be available for future issuance under the 2010 Plan to the extent that such shares would have been added back to the reserve under the terms of the 2004 Plan.

(3)	Estimated in accordance with Rules 457(h) and (c) solely for the purpose of calculating the registration fee on the basis of $9.96 per share, which represents the average of the high and low prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on August 23, 2010.

(4)	To the extent currently outstanding awards under the 2004 Plan are forfeited, expire or are canceled after the date of this Registration Statement without delivery of shares of Common Stock to the plan participant or which result in the forfeiture of the shares of Common Stock back to the Registrant, the shares of Common Stock subject to such awards will be available for future issuance under the 2010 Plan to the extent that such shares would have been added back to the reserve under the terms of the 2004 Plan.

(5)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $7.60 for options outstanding under the 2004 Plan.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*

*	The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s prospectus dated July 28, 2010 pursuant to Rule 424(b)(4) of the Securities Act (File No. 333-165717), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of Registrant’s Capital Stock contained in Registrant’s registration statement on Form 8-A, filed on July 28, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VI of the Registrant’s Fifth Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717) (the “Form S-1 Registration Statement”)) and Article 7 of the Registrant’s Amended and Restated Bylaws (Exhibit 3.2 to the Form S-1 Registration Statement) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The form of Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Amendment No. 4 to Form S-1, Commission File No. 333-165717, as filed on July 9, 2010, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

In addition to the indemnification provisions set forth above, the Registrant also maintains directors’ and officers’ liability insurance. These indemnification provisions and the indemnification agreements to be entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Mayer Brown LLP

23.1	Consent of McGladrey & Pullen, LLP

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1*	Envestnet, Inc. 2010 Long-Term Incentive Plan

99.2‡	Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan

*	Incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717).
‡	Incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717).

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chicago, State of Illinois, on the 26th day of August, 2010.

ENVESTNET, INC.

By	/S/ JUDSON BERGMAN
Judson Bergman
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Judson Bergman, Peter D’Arrigo, and Shelly O’Brien each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ JUDSON BERGMAN	Chairman and Chief Executive Officer; Director	August 26, 2010
Judson Bergman	(Principal Executive Officer)

/S/ PETER D’ARRIGO	Chief Financial Officer	August 26, 2010
Peter D’Arrigo	(Principal Financial Officer)

/S/ DALE SEIER	Senior Vice President, Finance	August 26, 2010
Dale Seier	(Principal Accounting Officer)

/S/ ROSS CHAPIN	Director	August 26, 2010
Ross Chapin

/S/ GATES HAWN	Director	August 26, 2010
Gates Hawn

/S/ JAMES JOHNSON	Director	August 26, 2010
James Johnson

/S/ PAUL KOONTZ	Director	August 26, 2010
Paul Koontz

/S/ YVES SISTERON	Director	August 26, 2010
Yves Sisteron

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Mayer Brown LLP

23.1	Consent of McGladrey and Pullen LLP

23.2	Consent of Mayer Brown LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)

99.1*	Envestnet, Inc. 2010 Long-Term Incentive Plan

99.2‡	Envestnet Asset Management Group, Inc. 2004 Stock Incentive Plan

*	Incorporated by reference to Exhibit 10.10 to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717).
‡	Incorporated by reference to Exhibit 10.11 to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717).